UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2006, the Board of Directors of WMS Industries Inc. (the “Corporation”), upon the recommendation of the Compensation Committee, approved criteria for merit increases to annual base salary for executive officers named in our proxy statement, including Brian R. Gamache, Orrin J. Edidin, Scott D. Schweinfurth and Kathleen McJohn, based on specific financial goals achieved at or during the twelve months ending September 30, 2006. The potential merit increase to the annual base salary for each officer ranges from 0% to 10% of his or her annual base salary depending on the Corporation’s financial performance against the goals set by the Board of Directors and will be effective January 1, 2007.

Additionally, on August 14, 2006, upon the recommendation of the Compensation Committee and in accordance with individual employment agreements with the Corporation, the Board of Directors approved cash bonus matrices and financial performance goals for Brian R. Gamache, Orrin J. Edidin, and Scott D. Schweinfurth for the fiscal year ending June 30, 2007. The potential cash bonus payable to such officers ranges from 0% to 280% of annual base salary for Mr. Gamache and from 0% to 225% of annual base salary for Messrs. Edidin and Schweinfurth, depending on the Corporation’s financial performance against the goals set by the Board of Directors.

Finally, on August 14, 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved the amount of the annual cash bonuses to be awarded to executive officers named in our proxy statement. Brian R. Gamache, Orrin J. Edidin and Scott D. Schweinfurth will receive bonuses calculated based on the Corporation’s financial performance for the fiscal year ended June 30, 2006 in accordance with bonus matrices for such period previously approved by the Board of Directors. Seamus M. McGill and Kathleen J. McJohn will receive a discretionary bonus of $50,000 and $40,000, respectively. All such bonuses will be payable when bonuses are paid generally to the Corporation’s officers and employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

Date: August 16, 2006	By:	/s/ Kathleen J. McJohn
Name: Kathleen J. McJohn
Title: Vice President, General Counsel and Secretary